UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): December 12, 2007

BEKEM METALS, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	000-50218	87-0669131
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification Number)

170 Tchaikovsky Street, 4th Floor, Almaty, Kazakhstan
(Address of principal executive offices)

050000
(Zip code)

+7 (3272) 582 386
(Registrant’s telephone number, including area code)

N/A
(Former name of former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement

On December 17, 2007, the Company filed a Current Report on Form 8-K (the “Original Current Report”) disclosing that on December 12, 2007 its wholly-owned subsidiary Kyzyl Kain Mamyt Ltd. (”KKM”) received notices of termination from the Ministry of Energy and Mineral Resources of the Republic of Kazakhstan (“MEMR”), dated December 10, 2007, terminating the contract dated 15 July 1997, license series MG No. 420 and 426 and contract no. 551 and license series MG No. 9-D (collectively referred to herein as the “contracts and licenses”). The contract dated 15 July 1997 and license series MG No. 420 and 426 are the subsoil use contract and licenses that grant KKM the right to explore for nickel, cobalt and other minerals within the Kempirsai deposit. Contract no. 551 and license series MG No. 9-D are the subsoil use contract and license that grant KKM the right to explore for brown coal in the Mamyt deposit. The notices stated that the MEMR had unilaterally terminated the contracts and licenses because KKM had material failures in execution of the work programs associated with the contacts and licenses but did not detail those failures.

As disclosed in the Current Report of the Company on Form 8-K filed on January 29, 2008 KKM filed an action in the Court of Astana city against the MEMR challenging the legality of the unilateral termination of the KKM contracts and licenses by the MEMR for several reasons, including that the contracts and licenses had been terminated on grounds not provided for in the subsoil use contracts and legislation and there were no material failures in the execution of the work programs associated with the contracts and licenses.

On February 29, 2008 the Court of Astana city acknowledged, with issuance of the official acknowledgment on March 4, 2008, that the unilateral termination of the contracts and licenses by the MEMR was illegitimate. The Court canceled the order of the MEMR relating to the unilateral termination of the licenses and reinstated the KKM contracts and licenses.

The MEMR has until March 15, 2008 to appeal that Court’s decision to the Republic of Kazakhstan Supreme Court.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

BEKEM METALS, INC.

Date: March 6, 2008	By:	/s/ Yermek Kudabayev
Yermek Kudabayev, Chief Executive Officer